Exhibit 10.1

RESTRICTED STOCK AGREEMENT

          THIS AGREEMENT (the “Agreement”), entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant (as defined in paragraph 1) and Corus Bankshares, Inc. (the “Company”);

WITNESSETH THAT:

          WHEREAS, the Company maintains the 2006 Stock Option Plan (the “Plan”)), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a restricted stock award (the “Award”) under the Plan as set forth in this Agreement;

          NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

          1.          Terms of Award.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is [name].

(b)	The “Grant Date” is [grant date].

(c)	The number of “Covered Shares” shall be [number of shares] shares of Stock.

Other terms used in this Agreement are defined pursuant to paragraph 11 or elsewhere in this Agreement.

          2.          Award.  Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the number of Covered Shares set forth in paragraph 1.

          3.          Vesting of Covered Shares.  The Covered Shares will remain outstanding and unvested until they are vested or forfeited in accordance with this paragraph 3.  The Participant will become vested in each Installment shown on the following schedule on the Vesting Date applicable to that Installment (provided that the Participant’s Date of Termination has not occurred before that Vesting Date).

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT

20% of Covered Shares	One-year anniversary of Grant Date
20% of Covered Shares	Two-year anniversary of Grant Date
20% of Covered Shares	Three year anniversary of Grant Date
20% of Covered Shares	Four year anniversary of Grant Date
20% of Covered Shares	Five year anniversary of Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, vesting of the Covered Shares shall be subject to the following:

(a)	Death. If the Participant’s Date of Termination occurs by reason of the Participant’s death, the Participant’s estate shall become vested in all of the Covered Shares.

(b)

Disability.  If the Participant’s Date of Termination occurs by reason of Disability, and the Participant survives until the two-year anniversary of such Date of Termination, all of the Covered Shares that have not vested as of the Date of Termination will be forfeited as of such two-year anniversary.  If the Participant’s Date of Termination occurs by reason of Disability, and the Participant dies before the two-year anniversary of the Date of Termination, then all of the Covered Shares not vested as of the Date of Termination will become vested as of the date of death.

(c)	Change in Control. If a Change in Control occurs on or before the Date of Termination, the Participant shall become vested in all of the Covered Shares.

Upon the Participant becoming vested in all or a portion of the Covered Shares, the Participant will own such shares free of all restrictions otherwise imposed by this Agreement.  Except as otherwise provided in this paragraph 3, as of the Participant’s Date of Termination, the Participant will forfeit any Covered Shares that have not vested on or before that date.

          4.          Deposit of Covered Shares.  Each certificate issued in respect of the Covered Shares granted under this Agreement shall be registered in the name of the Participant and, prior to the date on which the shares are vested or forfeited, in the discretion of the Committee, may be held by the Company or a Subsidiary or deposited in a bank designated by the Committee.  After the Grant Date and before the date, if any, on which the Participant becomes vested in the Covered Shares, the certificates evidencing the unvested Covered Shares may be imprinted with the following legend in the discretion of the Committee:

“The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Corus Bankshares, Inc. Equity Award and Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an agreement dated _____________.  A copy of the Plan, such rules and procedures, and such agreement may be obtained from the Secretary of Corus Bankshares, Inc.”

          5.          Dividend and Voting Rights.  The Participant shall not be entitled to vote the Covered Shares before the date, if any, on which the Participant becomes vested in the Covered Shares.  The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable with respect to record dates occurring on or after the Grant Date and before the date, if any, in which the Participant has forfeited the Covered Shares.  No dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring before the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

          6.          Forfeiture for Certain Gross Negligence or Misconduct. The Committee may cancel any unvested Covered Shares if the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under securities laws and the Committee, in its discretion, determines that a material contributing factor to the noncompliance was gross negligence or willful misconduct of the Participant.

          7.          Withholding.  The grant and vesting of Shares under this Agreement are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of Shares (i) which the Participant already owns, or (ii) to which the Participant is otherwise entitled under the Plan; provided, however, that Shares described in this clause (ii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

          8.          Transferability.  Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered (other than as designated by the Participant by will or by the laws of descent and distribution) until the Participant is vested in the Shares and the Shares are delivered to the Participant.

          9.          Securities Laws. The Covered Shares shall not be delivered to the Participant if and to the extent the Company determines that such transfer would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange or market on which the Stock is traded.  If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations.  In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.  If, by reason of the foregoing restrictions, Shares may not be transferred, the Company shall settle the Award by a payment of cash having a value equal to the value of the Shares three business days prior to the cash payment.

          10.        83(b) Election.  The Participant shall not be permitted to make an election pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to this Award.

          11.        Definitions.  For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a)	“Change in Control” has the meaning set forth in section 2.1(e) of the Plan.

(b)

“Date of Termination.”  The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(c)	“Disability” has the meaning set forth in section 2.1(j) of the Plan.

(d)	“Stock” or “Shares” means the common stock of the Company.

Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

          12.        Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

          13.        Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

          14.        Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

          15.        Not An Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

          16.        Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

          17.        Fractional Shares.  In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to paragraph 4.2(d) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

          18.        Amendment.  This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

          IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

CORUS BANKSHARES, INC.

By:

Robert J. Glickman
Its:	President & CEO

Participant

[name of participant]